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                                                                    EXHIBIT 4.16

                          RESTATED CERTIFICATE OF TRUST
                                       OF
                        EL PASO ENERGY CAPITAL TRUST III

         This Restated Certificate of Trust is being executed as of July 29, 1998 for the purposes of restating the Certificate of Trust of El Paso Energy Capital Trust III (the "Trust") which was filed with the Secretary of State of the State of Delaware on December 11, 1997.

         The undersigned hereby certifies as follows:

         1. Name. The name of the business trust is "El Paso Energy Capital Trust III" (the "Trust").

         2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                             Chase Manhattan Bank Delaware
                             1201 Market Street
                             Wilmington, Delaware 19801

         3. Effectiveness. This Restated Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

         4. Duration of Trust. The Trust, unless terminated earlier, shall have perpetual existence.



         IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Restated Certificate of Trust as of the date and year first above written.



                                               THE CHASE MANHATTAN BANK
                                               not in its individual capacity
                                               but solely as a trustee of the
                                               Trust

                                               By:   /s/ R. Lorenzen
                                                  -----------------------------
                                                  Name:  R. Lorenzen
                                                  Title: Senior Trust Officer